Exhibit 99.1

FOR IMMEDIATE RELEASE

ALPHA NATURAL RESOURCES AMENDS SECURED CREDIT FACILITIES

BRISTOL, Va., June 27, 2012 – Alpha Natural Resources, Inc. (NYSE: ANR) announced today that it has amended its $1.6 billion secured credit facility enhancing its financial flexibility.

The amendment, among other revisions, provides the company with a holiday from the maximum net leverage ratio covenant of 3.75 times through 2014 in exchange for implementing a maximum net secured leverage ratio covenant of 2.50 times during such period and re-implementing a maximum net leverage ratio covenant of 4.25 times during the first quarter of 2015, which will be in turn be reduced to 4.0 times during the second quarter 2015, and return to 3.75 times beginning in the third quarter 2015. The pricing grid was amended to provide an additional 50 basis points of interest to the participating banks for loans outstanding if the leverage ratio during an applicable time period exceeds 3.75 times. In addition, the amendment reduces the minimum interest coverage ratio covenant of 2.5 times by 25 basis points during the fourth quarter 2012, by an additional 25 basis points during the first quarter 2013, and returning to 2.25 times during the second quarter 2013 extending through the fourth quarter of 2013.  Furthermore, a minimum liquidity requirement of $500 million will be in place during the remainder of 2012 and 2013. Alpha received unanimous support from its bank group for this amendment.

Alpha has also amended its accounts receivable securitization facility in order to relax the leverage ratio covenant in the same manner as in the secured credit facility amendment, among other revisions.

“We are pleased with our ability to proactively amend our secured credit facilities to achieve terms that further improve our financial flexibility as we continue to navigate a challenging market environment,” said Frank Wood, Alpha’s Chief Financial Officer.

About Alpha Natural Resources
With $7.1 billion in total revenue in 2011, Alpha Natural Resources ranks as America’s second-largest coal producer by revenue and third-largest by production.  Alpha is the nation’s largest supplier of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries.  In 2011, the company had more than 200 customers on five continents.  More information about Alpha can be found on the company’s Web site at www.alphanr.com.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
(276) 739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
(276) 623-2920
tpile@alphanr.com

Forward Looking Statements
Statements in this news release which are not statements of historical fact are “forward-looking statements” within the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995.  Such statements are not guarantees of future performance.  Many factors could cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking-statements.  These factors are discussed in detail in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in our other filings with the SEC.  We make forward-looking statements based on currently available information, and we assume no obligation to update the statements made today or contained in our Annual Report or other filings due to changes in underlying factors, new information, future developments, or otherwise, except as required by law.

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